                                                                    EXHIBIT 21.1

                       TRANS LEASING INTERNATIONAL, INC.

                        SUBSIDIARIES OF THE REGISTRANT



The following is a list of subsidiaries of the Registrant, all of which are wholly-owned:

     1.  Trans Leasing Insurance Services, Inc.
     2.  LeaseCard Auto Group, Inc.
     3.  Nuvotron, Inc.
     4.  Trans Leasing Finance Corp.
     5.  TL Lease Funding Corp. II
     6.  TL Lease Funding Corp. III
     7.  TL Lease Funding Corp. IV